Exhibit 99.1

Verrica Pharmaceuticals Reports Third Quarter 2024 Financial Results

and Announces Leadership Transition

– Company reported $0 in product shipments in the third quarter of 2024 and recognized negative net product revenue of $1.9 million, including a provision for product returns of $1.7 million–

– Company expects existing distributor inventory to support most demand for dispensed applicator units into the first quarter of 2025 –

– Company continues to look for ways to manage expenses and expand access to YCANTH® for the treatment of molluscum contagiosum –

– Company announces new senior leadership with appointments of Dr. Jayson Rieger as Chief Executive Officer and John Kirby as Interim Chief Financial Officer –

– Company is exploring strategies to strengthen balance sheet –

– Company has engaged Jefferies as financial advisor –

WEST CHESTER, PA – November 4, 2024 (GLOBE NEWSWIRE) – Verrica Pharmaceuticals Inc. (“Verrica” or the “Company”) (Nasdaq: VRCA), a dermatology therapeutics company developing medications for skin diseases requiring medical interventions, today announced financial results for the third quarter ended September 30, 2024, and provided an update on its restructuring efforts to lower expenses and implementation of its commercial strategy for expanding market access to YCANTH.

“Following the close of the third quarter, we took decisive steps to significantly lower our operating expenses, and these actions are expected to materially reduce Verrica’s cash burn rate in the coming year. We are also exploring strategies to strengthen our balance sheet,” said Paul B. Manning, Chairman of the Board of Directors of Verrica. “Importantly, we expect that this leaner and more efficient operating structure will better complement our refined commercial strategy for YCANTH which, as previously announced, will now focus on driving demand for YCANTH across a set of more targeted territories that have a high prevalence of pediatric molluscum and strong reimbursement. As we focus our efforts on a refined commercial strategy, we continue to receive positive feedback on YCANTH from both patients and healthcare professionals.”

As Verrica is now through the first year of sales of YCANTH since its commercial launch in September 2023, the Company has decided to announce dispensed applicator units in addition to previous financial disclosures. Dispensed applicator units totaled 7,706 in the third quarter of 2024, compared with 5,975 in the second quarter of 2024. The Company expects existing distributor inventory levels to support most demand for dispensed applicator units into the first quarter of 2025. The Company will continue to assess appropriate metrics for continued transparency of its business.

To oversee and implement these operational changes, the Company announced the appointments of Dr. Jayson Rieger as President and Chief Executive Officer and as a director, and John Kirby as interim Chief Financial Officer, effective November 5, 2024.

Dr. Rieger is a Managing Partner with PBM Capital and has over 20 years of experience in leadership roles spanning business development, operations, drug discovery and product development in the life sciences industry. Mr. Kirby has over 25 years of public company accounting and finance experience, including working with several small to mid-sized public pharmaceutical companies. Prior to joining Verrica, Mr. Kirby served as Aceragen’s Chief Financial Officer, having held the same role at Idera Pharmaceuticals since 2019 after transitioning to the Aceragen team as part of the 2022 merger between the two companies.

Mr. Manning added, “I’d also like to thank Ted White for his service to Verrica. During his tenure with the Company, YCANTH became the first therapy approved by the FDA for the treatment of molluscum contagiosum. We wish him well in his future endeavors.”

Business Highlights and Recent Developments

CORPORATE

•	In November, the Company engaged Jefferies LLC as financial advisor.

•

On October 1, 2024, the Company completed a restructuring of its commercial operations to reduce expenses and optimize the efficiency of its field force by reducing the number of sales territories and focusing on those territories that have historically shown a high prevalence of molluscum, a critical mass of previous cantharidin users and strong insurance coverage for YCANTH. The Company also reduced headcount in certain support functions. Total operating expenses after the restructuring are expected to be reduced by approximately fifty percent. The Company incurred a one-time charge related to the restructuring of approximately $0.9 million.

YCANTH® (VP-102)

•

On July 1, 2024, the Company announced the settlement of litigation with Dormer Laboratories, Inc. (“Dormer Labs”). As part of the settlement, Dormer Labs has discontinued the sale of all cantharidin-containing products into the United States, including Dormer brands Cantharone (Liquid) and Cantharone Plus.

VP-315

•

On August 14, 2024, the Company reported positive preliminary results from its Phase 2 study evaluating VP-315 for the treatment of basal cell carcinoma. The Phase 2 study is an open label, proof of concept trial designed to evaluate the safety and tolerability, dose regimen, and efficacy of VP-315 in biopsy-confirmed basal cell carcinoma tumors.

•

Preliminary efficacy data based on 90 out of 93 lesions treated show that treatment with VP-315 resulted in an approximately 51% complete histologic clearance rate of basal cell carcinomas, with more than half of the patients no longer requiring treatment of any kind.

•

Those subjects with residual carcinomas showed an approximately 71% reduction in tumor size, which is expected to significantly improve treatment outcomes with subsequent surgical treatments, if required.

•	Overall reduction of tumor size in all subjects (those with no residual tumor and those with residual tumor) was 86%.

•

No treatment-related serious adverse events were reported in the study; most treatment-related adverse events were classified as mild to moderate as expected, with injection site pain being the most common adverse effect.

Financial Results

Third Quarter 2024 Financial Results

•

Verrica recognized negative net product revenue of $1.9 million in the third quarter of 2024 which relates to an increase in our return reserve for estimated returns from certain distributors of $1.7 million. The Company determined that it was more than probable that product held by certain distributors will be returned based on the expiration of such product and the lower than previously forecasted sell-through with such distributors. There were no ex-factory sales in the third quarter of 2024 due to slower demand pull through.

•

Verrica recognized collaboration revenue of $0.1 million for the three months ended September 30, 2024 related to the Collaboration and License Agreement (the “Torii Agreement”) with Torii Pharmaceutical Col, Ltd (“Torii”) for supplies and development activity with Torii.

•

Selling, general and administrative expenses were $16.1 million in the third quarter of 2024, compared to $20.1 million for the same period in 2023. The decrease of $4.1 million was primarily due to a decrease in stock compensation of $7.0 million due to restricted stock units vested on FDA approval in July 2023 and a decrease in advertising costs of $1.0 million partially offset by increased compensation, benefits and travel due to ramp-up of sales force of $1.6 million, severance costs of $0.4 million, increased legal costs of $0.4 million and loss on disposal of assets of $0.3 million.

•

Research and development expenses were $2.4 million in the third quarter of 2024, compared to $6.5 million for the same period in 2023. The decrease of $4.1 million was primarily related to decrease in VP-315 clinical trial costs of $2.5 million, a decrease of stock compensation of $0.6 million related to restricted stock units vested on FDA approval in July 2023 and a reduction of costs related to YCANTH (VP-102) pre-launch activity of $0.5 million partially offset by increased headcount related costs of $0.3 million.

•

Costs of product revenue were $0.4 million for the quarter ended September 30, 2024, compared to $0.1 million for the quarter ended September 30, 2023 due to obsolete inventory write off of $0.3 million during the period ended September 30, 2024.

•

Costs of collaboration revenue were $0.1 million for each of the quarters ended September 30, 2024 and 2023. These costs were related to manufacturing supply required to support development and testing services pursuant to the Torii Clinical Supply Agreement.

•

Interest income was $0.2 million for the three months ended September 30, 2024, compared to $0.8 million for the same period in 2023. The decrease of $0.6 million was primarily due to a lower cash balance.

•

Interest expense was $2.4 million for the three months ended September 30, 2024 compared to $1.7 million for the three months ended September 30,2023. Interest expense is related to borrowings under the OrbiMed Credit Agreement.

•	For the quarter ended September 30, 2024, net loss was $22.9 million, or $0.49 per share, compared to a net loss of $24.8 million, or $0.54 per share, for the same period in 2023.

•	For the quarter ended September 30, 2024, non-GAAP net loss was $20.2 million, or $0.43 per share, compared to a non-GAAP net loss of $14.8 million, or $0.32 per share, for the same period in 2023.

Year-to-Date September 2024 Financial Results

•

Verrica recognized product revenue of $6.3 million in the nine months ended September 30, 2024 compared to $2.8 million for the same period in 2023. The increase of $3.4 million relates to additional sales of YCANTH (VP-102) to FFF, our primary distribution partner, related to forecasted demand pull through, as well as the expansion of our specialty distribution network to bring-on an additional specialty distributor and the related impact of a one-time stock-in order from that distributor, which represented approximately 32% of net YCANTH (VP-102) ex-factory revenue in the period. Revenue during the nine months ended September 30, 2024 was partially offset by an increase in our return reserve of $1.7 million for estimated returns from our wholesalers. YCANTH (VP-102), our first FDA approved product, became available for commercial sale in August 2023 thus we did not recognize any product revenue prior to that point.

•

Verrica recognized collaboration revenues of $1.0 million for the nine months ended September 30, 2024, compared to $0.3 million for the same period in 2023, each related to the Clinical Supply Agreement with Torii.

•

Selling, general and administrative expenses were $48.9 million for the nine months ended September 30, 2024, compared to $30.3 million for the same period in 2023. The increase of $18.6 million was primarily due to higher expenses related to commercial activities for YCANTH (VP-102), including increased compensation, recruiting fees, benefits and travel due to ramp-up of sales force of $13.8 million, increased marketing and sponsorship costs of $2.5 million, increased other commercial activity costs of $3.3 million, increased legal costs of $1.3 million, severance costs of $0.4 million, the Dormer legal settlement of $0.8 million and increased finance costs of $0.6 million partially offset by decrease in stock compensation costs of $5.0 million due to restricted stock units vested on FDA approval in July 2023.

•

Research and development expenses were $10.7 million for the nine months ended September 30, 2024, compared to $15.0 million for the same period in 2023. The decrease of $4.3 million was primarily due to a reduction of costs related to YCANTH (VP-102) pre-launch activity of $3.2 million, a decrease in clinical trial costs for VP-315 of $0.9 million, a decrease in medical affairs costs in research and development of $0.7 million, and a decrease of stock compensation of $0.6 million related to restricted stock units vested on FDA approval in July 2023 partially offset by increased headcount related costs of $1.1 million.

•

Costs of product revenue were $1.3 million for the nine months ended September 30, 2024 compared to $0.1 million for the same period in 2023. The increase of $1.2 million was related to additional product sales and obsolete inventory write-off of $0.6 million during the nine months ended September 30, 2024.

•

Costs of collaboration revenue were $0.9 million for the nine months ended September 30, 2024, compared to $0.3 million for the same period in 2023. The increase was primarily due to increased manufacturing supply required to support development and testing services pursuant to the Torii Clinical Supply Agreement.

•

Interest income was $1.2 million for the nine months ended September 30, 2024, compared to $1.9 million for the same period in 2023. The decrease of $0.7 million was primarily due to a lower cash balance.

•

Interest expense was $7.1 million for the nine months ended September 30, 2024 compared to $1.7 million for the same period in 2023. The higher interest expense of $5.4 million was due to Verrica initially borrowing pursuant to the OrbiMed Credit commencement on July 26, 2023.

•	For the nine months ended September 30, 2024, net loss on a GAAP basis was $60.4 million, or $1.30 per share, compared to a net loss of $42.4 million, or $0.94 per share, for the same period in 2023.

•

For the nine months ended September 30, 2024, non-GAAP net loss was $52.4 million, or $1.12 per share, compared to a non-GAAP net loss of $29.7 million, or $0.66 per share, for the same period in 2023.

•

As of September 30, 2024, Verrica had cash and cash equivalents of $23.0 million. Verrica believes that its existing cash and cash equivalents as of September 30, 2024 will be sufficient to support planned operations into the first quarter of 2025.

Non-GAAP Financial Measures

In evaluating the operating performance of its business, Verrica’s management considers non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share. These non-GAAP financial measures exclude stock-based compensation expense and non-cash interest expense that are required by GAAP. Verrica excludes non-cash stock-based compensation expense from these non-GAAP measures to facilitate comparison to peer companies who also provide similar non-GAAP disclosures and because it reflects how management internally manages the business. In addition, Verrica excludes non-cash interest expense from these non-GAAP measures to facilitate an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies who also provide similar non-GAAP disclosures and because it is reflective of how management internally manages the business. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Non-GAAP loss from operations, non-GAAP net loss and non-GAAP net loss per share have been reconciled to the nearest GAAP measure in the tables following the financial statements in this press release.

Inducement Grant

In connection with the appointment of Dr. Rieger as President and Chief Executive Officer, on November 1, 2024, the independent members of the Company’s Board of Directors granted Dr. Rieger a stock option award to purchase 2,000,000 shares of Verrica’s common stock under the Verrica Inducement Plan, effective as of November 6, 2024. The stock options are being granted as an inducement material to the Dr. Rieger’s becoming an employee of Verrica in accordance with Nasdaq Listing Rule 5635(c)(4).

The Inducement Plan is used exclusively for the grant of equity awards to individuals who were not previously an employee or non-employee director of Verrica (or following a bona fide period of non-employment), as an inducement material to such individual’s entering into employment with Verrica, pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules.

The option award will have an exercise price equal to the closing price of Verrica’s common stock on November 6, 2024. The option award will vest, and become exercisable (as applicable), as to 1/8th of the shares on the date that is six months following Dr. Rieger’s start date, and 1/48th of the shares each month thereafter on the same day of the month as the start date, subject to Dr. Rieger’s continuous service with Verrica on such vesting dates. The option award is subject to the terms and conditions of the Inducement Plan, and the terms and conditions of a stock option agreement covering the grant.

About YCANTH® (VP-102)

YCANTH® is a proprietary drug-device combination product that contains a GMP-controlled formulation of cantharidin delivered via a single-use applicator that allows for precise topical dosing and targeted administration for the treatment of molluscum. YCANTH® is the first and only commercially available product approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum — a common, highly contagious skin disease that affects an estimated six million people in the United States, primarily children. Approval of YCANTH® was based upon the positive results from two Phase 3 clinical trials in approximately 500 patients which demonstrated that YCANTH® was a safe and effective therapy for the treatment of molluscum. Approximately 228 million lives are eligible to receive YCANTH® covered by insurance. YCANTH® is available to all patients with and without insurance coverage for $25 per treatment, and further financial assistance is available for patients in need. Please visit YCANTHPro.com for additional information.

In addition, Verrica has successfully completed a Phase 2 study of VP-102 for the treatment of common warts and a Phase 2 study of VP-102 for the treatment of external genital warts.

YCANTH® should only be administered by a trained healthcare professional. YCANTH® is not for home use.

About Verrica Pharmaceuticals Inc.

Verrica is a dermatology therapeutics company developing medications for skin diseases requiring medical interventions. Verrica’s product YCANTH® (VP-102) (cantharidin), is the first and only commercially available treatment approved by the FDA to treat adult and pediatric patients two years of age and older with molluscum contagiosum, a highly contagious viral skin infection affecting approximately 6 million people in the United States, primarily children. YCANTH® (VP-102) is also in development to treat common warts and external genital warts, two of the largest remaining unmet needs in medical dermatology. Verrica is developing VP-103, its second cantharidin-based product candidate, for the treatment of plantar warts. Verrica has also entered a worldwide license agreement with Lytix Biopharma AS to develop and commercialize VP-315 (formerly LTX-315 and VP-LTX-315) for non-melanoma skin cancers including basal cell carcinoma and squamous cell carcinoma. For more information, visit www.verrica.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “believe,” “expect,” “may,” “plan,” “potential,” “will,” and similar expressions, and are based on Verrica’s current beliefs and expectations. These forward-looking statements include expectations regarding the continuing commercial launch of YCANTH™, the clinical development and potential benefits of Verrica’s product candidates, including the timing of reporting data from clinical trials, expected material reductions in Verrica’s cash burn, Verrica’s expectation that existing distributor inventory will support most demand for dispensed applicator units into the first quarter of 2025 and Verrica’s ability to fund its operations into the first quarter of 2025. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements. Risks and uncertainties that may cause actual results to differ materially include uncertainties inherent in the drug development process and the regulatory approval process, Verrica’s reliance on third parties over which it may not always have full control and uncertainties that are described in Verrica’s Annual Report on Form 10-K for the year ended December 31, 2023, Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other filings Verrica makes with the U.S. Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and are based on information available to Verrica as of the date of this release, and Verrica assumes no obligation to, and does not intend to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Three Months Ended September 30,
	2024	2023
Product revenue, net	$(1,865)	$2792
Collaboration revenue	84	125

Total revenue	(1,781)	2,917

Operating expenses:
Selling, general and administrative	16,083	20,054
Research and development	2,405	6,510
Cost of product revenue	351	145
Cost of collaboration revenue	84	125

Total operating expenses	18,923	26,834

Loss from operations	(20,704)	(23,917)
Interest income	221	822
Interest expense	(2,376)	(1,657)
Other expense	(1)	(50)

Net loss	$(22,860)	$(24,802)

Net loss per share, basic and diluted	$(0.49)	$(0.54)

Weighted-average common shares outstanding, basic and diluted	46,805,427	46,073,932

VERRICA PHARMACEUTICALS INC.

Statements of Operations

(in thousands except share and per share data)

(unaudited)

	Nine Months Ended September 30,
	2024	2023
Product revenue, net	$6,259	$2792
Collaboration revenue	963	344

Total revenue	7,222	3,136

Operating expenses:
Selling, general and administrative	48,943	30,310
Research and development	10,673	14,975
Cost of product revenue	1,257	145
Cost of collaboration revenue	858	329

Total operating expenses	61,731	45,759

Loss from operations	(54,509)	(42,623)
Interest income	1,212	1,948
Interest expense	(7,063)	(1,657)
Other expense	(17)	(49)

Net loss	$(60,377)	$(42,381)

Net loss per share, basic and diluted	$(1.30)	$(0.94)

Weighted-average common shares outstanding, basic and diluted	46,597,883	45,015,900

VERRICA PHARMACEUTICALS INC.

Selected Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2024	December 31, 2023
Cash and cash equivalents	$22,959	$69,547
Accts rec., prepaid expenses and inventory	5,228	7,983

Total current assets	28,187	77,530
PP&E, lease right of use asset, other	4,740	4,067

Total assets	$32,927	$81,597

Total liabilities	$66,978	$61,834
Total stockholders’ equity	(34,051)	19,763

Total liabilities and stockholders’ equity	$32,927	$81,597

VERRICA PHARMACEUTICAS INC.

Reconciliation of Non-GAAP Financial Measures (unaudited)

(in thousands except per share data)

	Three Months Ended September 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(20,704)	$(22,860)	$(0.49)
Non-GAAP Adjustments:

Stock-based compensation – Selling, general and admin (a)	1,503	1,503
Stock-based compensation – Research and development (a)	605	605
Non-cash interest expense (b)	—	571

Adjusted	$(18,596)	$(20,181)	$(0.43)

	Three Months Ended September 30, 2023
	Loss from operations	Net loss	Net loss per share
GAAP	$(23,917)	$(24,802)	$(0.54)
Non-GAAP Adjustments:

Stock-based compensation – Selling, general & admin (a)	8,438	8,438
Stock-based compensation – Research & development (a)	1,225	1,225
Non-cash interest expense (b)	—	338

Adjusted	$(14,254)	$(14,801)	$(0.32)

	Nine Months Ended September 30, 2024
	Loss from operations	Net loss	Net loss per share
GAAP	$(54,509)	$(60,377)	$(1.30)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general and admin (a)	4,841	4,841
Stock-based compensation – Research and development (a)	1,567	1,567
Non-cash interest expense (b)	—	1,571

Adjusted	$(48,101)	$(52,398)	$(1.12)

	Nine Months Ended September 30, 2023
	Loss from operations	Net loss	Net loss per share
GAAP	$(42,623)	$(42,381)	$(0.94)
Non-GAAP Adjustments:
Stock-based compensation – Selling, general & admin (a)	10,223	10,223
Stock-based compensation – Research & development (a)	2,078	2,078
Non-cash interest expense (b)	—	338

Adjusted	$(30,322)	$(29,742)	$(0.66)

(a)

The effects of non-cash stock-based compensation are excluded because of varying available valuation methodologies and subjective assumptions. Verrica believes this is a useful measure for investors because such exclusion facilitates comparison to peer companies who also provide similar non-GAAP disclosures and is reflective of how management internally manages the business.

(b)

The effects of non-cash interest charges are excluded because Verrica believes such exclusion facilitates an understanding of the effects of the debt service obligations on the Company’s liquidity and comparisons to peer group companies and is reflective of how management internally manages the business.

FOR MORE INFORMATION, PLEASE CONTACT:

Investors:

Kevin Gardner

LifeSci Advisors

kgardner@lifesciadvisors.com

Chris Calabrese

LifeSci Advisors

ccalabrese@lifesciadvisors.com